EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of September 12, 2011 (the “Effective Date”), is made and entered into by and between The Wendy's Company (the “Company”) and Emil J. Brolick (“Executive”).
W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive upon the terms and subject to the conditions hereinafter set forth, and Executive desires to accept such employment.
NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Effective Date. This Agreement is effective as of the Effective Date; provided, however, that, notwithstanding anything herein to the contrary, if the Start Date (as hereinafter defined) has not occurred by October 3, 2011 or if Executive dies or becomes disabled prior to the Start Date, this Agreement will immediately terminate and the Company will have no obligations whatsoever hereunder (with respect to payments or otherwise).

2.Employment Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive for a period commencing on September 12, 2011 (or such earlier date as the Company and Executive may agree) and continuing until the third anniversary of the Start Date (the “Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that, prior to the end of the Term, the parties may agree in writing to a single twelve (12) month extension of the Term on mutually satisfactory terms. The first date that Executive commences his employment with the Company shall be referred to herein as the “Start Date.” If Executive remains employed by the Company after the Term absent an express written agreement providing for such an extension, Executive shall be considered an “at-will” employee, and his employment shall continue on such terms and conditions as the Company and Executive may agree, and the provisions of this Agreement shall not apply to such continued employment other than as set forth herein.

3.Position and Duties.

a.Position. While employed hereunder, Executive shall serve as the Company's Chief Executive Officer. Executive shall report to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be prescribed from time to time by the Board. On the Start Date, Executive shall be appointed as a member of the Board, and thereafter, during the Term and for so long as the Company's common stock is publicly traded, the Company shall cause the nominating and corporate governance committee of the Board (the “Nominating Committee”) to nominate Executive to serve as a member of the Board each year Executive's term of Board service is to be slated for reelection to the Board. If the Company's stockholders vote in favor of the Nominating Committee's nomination of Executive to serve as a member of the Board, Executive agrees to serve in such capacity and also agrees that any such board service shall be without additional compensation. If, during the Term, the Company's common stock becomes no longer publicly traded, Executive shall be a member of the Board. During the Term, Executive agrees to serve on all other boards of directors of subsidiaries of the Company or its affiliates and Executive agrees that any such board service shall be without additional compensation.

b. Full-Time Efforts. Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities which are set forth herein and shall devote his full business-time and efforts to the business and affairs of the Company. Executive agrees to promote the best interests of the Company.

c.Office and Administrative Support. Executive's principal place of employment shall be the Company's headquarters in Dublin, Ohio, and Executive shall be provided with office space and administrative support commensurate with his position as Chief Executive Officer of the Company.

d.Other Activities. Executive shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Executive's duties and shall not be directly or indirectly concerned or interested in any other business, occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company's Code of Business Conduct and Ethics or other policies enacted by the Company and/or Board). Executive may serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, with the express written approval of the Chairman or Vice Chairman of the Board (which approval shall not be unreasonably withheld); provided, however, that notwithstanding the foregoing, Executive shall not serve as a member of a board of directors of a for-profit company which is a competitor of the Company; provided, further, however, that it shall not be a violation of this Agreement for Executive to manage personal business interests and investments and engage in general charitable and civic activities, so long as such activities do not interfere with the performance of Executive's responsibilities under this Agreement.

4.Compensation and Benefits.

a.Base Salary. During the Term, the Company shall pay Executive, and Executive shall accept, an annual rate of base salary in the amount of $1,100,000 effective on the Start Date (“Base Salary”). The Base Salary shall be paid in accordance with the Company's normal payroll practices and may be increased (and not decreased) from time to time at the sole discretion of the Board (or an authorized committee thereof), and each such increase (if any) shall thereafter be regarded as Executive's “Base Salary” for all purposes under this Agreement; provided, however, that all amounts of Base Salary in excess of $1,000,000 shall be deferred under the terms of a deferred compensation plan (“Deferred Plan”) to be established by the Company, subject to the review and reasonable consent of Executive (which consent may not be unreasonably delayed or withheld). The Deferred Plan shall provide for, among other things, that (i) all amounts of Base Salary deferred hereunder shall be at all times vested and nonforfeitable, (ii) all such deferred amounts shall be unconditionally paid in a single lump sum payment within sixty (60) days following the date of Executive's “separation from service,” unless such payment is subject to a “specified employee” delay pursuant to Section 14(q) hereof, or Executive's death or “disability” (all such terms within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) if earlier and (iii) bearing interest (compounded for each full or partial calendar quarter) on the deferred amounts at a rate equal to the three (3)-month London Interbank Offered Rate (LIBOR), as reported from time to time in The Wall Street Journal (Electronic Edition), plus 500 basis points; provided, however, that in no event shall such rate exceed 120% of the applicable United States federal long-term rate.

b.Annual Bonus.

(i)With respect to each full fiscal year of the Company occurring during the Term (other than the Company's 2011 fiscal year) or as otherwise provided herein, Executive shall be eligible to earn under the Company's annual bonus plan in effect for senior executive officers of the Company (the “Bonus Plan”) an annual bonus award (the “Annual Bonus”) in a target amount equal to 150% of his Base Salary (for the avoidance of doubt, including any deferred amounts of Base Salary) (the “Target Bonus”), with a maximum bonus amount equal to 200% of the target amount (i.e. 300% of Base Salary (including any such deferred amounts)), based upon the achievement by the Company of annual performance targets established by the Compensation Committee of the Board (the “Compensation Committee”). Any Annual Bonus that becomes earned hereunder shall be paid at such time as annual bonuses are paid in accordance with normal Company practice for the payment of earned annual bonuses for its senior executive officers, subject to Executive's continued employment with the Company through such payment date unless otherwise provided for hereunder or under the terms of the Bonus Plan.

(ii)With respect to the Company's fiscal year 2011, the Company shall pay Executive a guaranteed prorated Annual Bonus equal to an amount not less than the Target Bonus (with such proration based on the number of days Executive is employed by the Company during its 2011 fiscal year), to be paid at such time as annual bonuses are paid in accordance with normal Company practice for the payment of earned annual bonuses for its senior executives, subject to Executive's continued employment with the Company through such payment date unless otherwise provided for hereunder or under the terms of the Bonus Plan; provided, however, that to the extent the Company's actual financial performance in fiscal year 2011 exceeds “target” performance, Executive's pro-rated guaranteed Annual Bonus for fiscal year 2011 shall be increased in the same manner as the Compensation Committee may determine with respect to other participants in the Company's 2011 annual bonus program (the “2011 Guaranteed Bonus”). Any such increased bonus amount shall similarly be subject to proration based on the number of days Executive is employed by the Company during its 2011 fiscal year.

c.Inducement Cash Bonus. Within fifteen (15) days after the Start Date, and subject to Executive's continued employment as of such date, the Company shall make a lump-sum cash inducement bonus payment to Executive in the amount of $500,000 (the “Cash Inducement Bonus”). Executive agrees to promptly reimburse the Company 100% of the Cash Inducement Bonus received by Executive on an after-tax basis (the “After-Tax Cash Inducement Bonus”) in the event Executive resigns his employment without Good Reason (as hereinafter defined) or is terminated by the Company for Cause (as hereinafter defined) prior to the first anniversary following the Start Date. If Executive resigns his employment without Good Reason or is terminated by the Company for Cause, on or following the first anniversary of the Start Date and prior to the second anniversary of the Start Date (the “Second Anniversary Date”), Executive agrees to promptly reimburse the Company a prorated amount equal to the product of (A) the After-Tax Cash Inducement Bonus, multiplied by (B) a fraction, the numerator of which is equal to the number of days from Executive's employment termination date to the Second Anniversary Date and the denominator of which is 730. For the avoidance of doubt, in no event shall Executive be required to repay any amount of the Cash Inducement Bonus if Executive's employment terminates due to his death or Disability (as hereinafter defined) or if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason.

d.Inducement Equity Grants.

(i)Inducement Restricted Stock Units. The Compensation Committee has approved a grant to Executive of restricted stock units in respect of 307,377 shares of the Company's common stock (the “Inducement RSUs”) pursuant to the Company's 2010 Omnibus Award Plan (the “Omnibus Award Plan”), such grant to be made and effective on the Start Date. Subject to Executive's continued employment unless otherwise provided for herein, the Inducement RSUs shall vest and become nonforfeitable in three equal installments at the rate of 33-1/3 percent per year, vesting as to an installment on each of the first three anniversaries of the Start Date. During the Term, the Inducement RSUs that become vested on each applicable vesting date shall be settled in shares of the Company's common stock no later than fifteen days following each such vesting date, subject to Executive's continued employment with the Company through each such date (or as otherwise provided for herein). Each Inducement RSU will represent the right to receive all of the cash and stock dividends that are or would be payable with respect to the Company's common stock represented by the Inducement RSU.  Each such dividend shall be credited to an account on the books of the Company and will be paid to Executive, if and when the Inducement RSU vests (and forfeited back to the Company if it does not).  All other terms and conditions of the Inducement RSUs shall be governed by the Omnibus Award Plan and the current form of Restricted Stock Unit Agreement, unless otherwise provided for hereunder.

(ii)Inducement Stock Options. The Compensation Committee has approved a grant to Executive of stock options to purchase 270,270 shares of the Company's common stock (the “Inducement Options”), such grant to be made and effective as of the Start Date, at an exercise price equal to the Fair Market Value (as defined under the Omnibus Award Plan) per share on the date of grant and shall have a ten-year option term. Unless otherwise provided for herein, subject to Executive's continued employment, the Inducement Options shall vest and become exercisable in three equal installments at the rate of 33-1/3 percent per year, vesting as to an installment on each of the first three anniversaries of the Start Date. All other terms and conditions of the Inducement Options shall be governed by the Omnibus Award Plan and the current form of Stock Option Agreement, unless otherwise provided for hereunder.

e.2011 Long-Term Equity Incentive Awards.

(i)Performance Share Units. The Compensation Committee has approved a grant to Executive of performance share units in respect of 102,459 shares of the Company's common stock (the “2011 PSUs”), such grant to be made and effective as of the Start Date. Unless otherwise provided for hereunder, the 2011 PSUs shall be governed by the Omnibus Award Plan and the form of performance share unit award agreement, including the performance goals, that is applicable to the Company's 2011 annual performance share unit awards made to other senior executive officers of the Company, except that the performance period with respect to Executive will begin on the Start Date and end on the same date as the performance period for such other of the Company's 2011 annual performance share unit awards.

(ii)Stock Options. The Compensation Committee has approved a grant to Executive of stock options to purchase 270,270 shares of the Company's common stock (the “2011 Options”), such grant to be made and effective on the Start Date, at an exercise price equal to the Fair Market Value per share on the date of grant. The 2011 Options shall have a ten-year option term and shall vest and become exercisable in three equal installments at the rate of 33-1/3 percent per year, vesting as to an installment on each of the first three anniversaries of the Start Date. The 2011 Options shall be governed by the Omnibus Award Plan and the form of stock option award agreement that is applicable to the Company's 2011 annual stock option awards made to other senior executive officers of the Company, unless otherwise provided for hereunder.

For the avoidance of doubt, the Company's current forms of RSU, PSU and stock option award agreements to the contrary notwithstanding, the definitions of “Cause” and “Good Reason” herein (as defined below) shall apply in evaluating a termination of Executive's employment in respect of the Inducement RSUs, Inducement Options, 2011 PSUs and 2011 Options.

f.Subsequent Long-Term Equity Incentive Awards. Commencing in 2012, during the Term, Executive shall be eligible to be granted awards under the Company's annual long-term incentive award program in effect for other senior executive officers of the Company with an aggregate target, or guideline, award value of $2,500,000. The actual grant date value of all such awards granted during the Term to Executive shall be determined in the discretion of the Compensation Committee after taking into account the Company's and Executive's performance and other relevant factors and may be above or below the $2,500,000 guideline. The terms and conditions of such awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to Executive shall be the same as such terms and conditions applicable to the 2012 annual long-term incentive awards granted to other senior executive officers of the Company, unless otherwise provided for hereunder.

g.Incentive, Savings and Retirement Plans. During the Term, in addition to those benefits provided to Executive pursuant to this Agreement, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives.

h.Welfare Benefit Plans; Perquisites. During the Term, Executive and Executive's eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (“Welfare Plans”) to the extent applicable generally to Peer Executives. During the Term, Executive shall be eligible to receive all perquisites, fringe and other benefits as are provided by the Company to Peer Executives.

i.Business Expenses. Executive shall be reimbursed for all reasonable business expenses, incurred in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures applicable generally to Peer Executives.

j.Relocation. Executive shall be eligible to participate in the Company's relocation policy applicable to Peer Executives.

5.Termination for Cause. This Agreement and Executive's employment hereunder may be terminated immediately at any time by the Company without any liability owing to Executive or Executive's beneficiaries under this Agreement, except for (i) unpaid Base Salary and unused vacation accrued through the date of termination, (ii) any earned and unpaid bonus from the year immediately preceding the year of Executive's employment termination, (iii) any deferred amounts outstanding and due to Executive under the Deferred Plan, (iv) any unreimbursed business expenses incurred in accordance with Section 4(i), (v) any rights to accrued retirement and welfare benefits and perquisites payable in accordance with the vesting and payment provisions of the applicable plan(s), and (vi) any rights of indemnification set forth in this Agreement or otherwise (collectively, the “Accrued Obligations”), under the following conditions, each of which shall constitute “Cause”:

a.Commission of any act of fraud or gross negligence by Executive in the course of his employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company or any of its affiliates;

b.Willful material misrepresentation at any time by Executive to the Board;

c.The willful failure or refusal to comply with any of Executive's material obligations hereunder or to comply with a reasonable and lawful instruction of the Board, which failure to comply with such instruction continues for a period of 10 days after Executive's receipt of written notice from the Board identifying in reasonable detail the objectionable action or inaction;

d.Engagement by Executive in any misconduct or the commission by Executive of any act that is materially injurious or detrimental to the substantial interest of the Company or any of its subsidiaries or affiliates;

e.Executive's indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which Executive may be subject;

f.Any failure substantially to comply with any written rules, regulations, policies or procedures of the Company furnished to Executive that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its subsidiaries or affiliates; or

g.Any willful failure to comply with the Company's policies regarding insider trading.

For all purposes under this Agreement, no act, or failure to act, by Executive will be “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of the Company. A termination for Cause shall be effective when the Company has given Executive written notice thereof.

6.Termination Upon Death. Notwithstanding anything herein to the contrary, this Agreement and Executive's employment hereunder shall terminate immediately upon Executive's death, and the Company shall have no further liability to Executive, his estate or his beneficiaries under this Agreement, except (a) for the Accrued Obligations, (b) the Inducement RSUs, Inducement Options, 2011 PSUs and 2011 Options shall fully vest and become nonforfeitable (except that the 2011 PSUs shall remain subject to satisfaction of the applicable actual performance goals through the date of termination or if such performance cannot then be reasonably assessed, then Executive shall be deemed to have satisfied a target level of performance), (c) the Inducement Options and the 2011 Options shall be exercisable for one year following such termination (but not beyond expiration of the applicable ten year option term) and (d) all other annual long-term incentive awards shall be subject to the same terms and conditions as are applicable to the Peer Executives under the applicable plan(s) in respect of each such award.

7.Disability.

a.If Executive shall become Disabled during the Term (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive's employment and this Agreement. In such event, Executive's employment with the Company and this Agreement shall terminate effective on the date provided in such notice (the “Disability Effective Date”). If Executive's employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, except for Executive's rights as would be due to Executive, had he died on the date of termination, as set forth in Section 6.

b.For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefit payments under the Company's long-term disability plan as then in effect or (ii) if no such plan is then in effect or, in the case of the plan, the plan is in effect but does not apply to Executive, then “Disability” shall be as defined pursuant to Section 409A of the Code. Under this Section 7, unless otherwise required by law, the existence of a Disability shall be reasonably determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company and Executive. In this circumstance, to the extent permitted by law, Executive shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician.

8.Termination by the Company without Cause or by Executive for Good Reason . If this Agreement and Executive's employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (as defined below) prior to the expiration of the Term (which, for the avoidance of doubt, shall include any extension of the Term that has been agreed to by the parties in accordance with Section 2 hereof), (it being understood by the parties that termination by death or Disability shall not constitute a termination without Cause), then Executive shall be entitled to the following payments and benefits (in addition to the Accrued Obligations) upon the execution and effectiveness of the Release attached hereto and made a part hereof (the “Release”), and conditioned further upon Executive's continued compliance with his post-termination obligations hereunder (Sections 10 through 13) and under any other applicable Company policy. For all purposes under this Section 8, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code.

a.Commencing on the effectiveness of the Release, provided that such execution and effectiveness shall occur on or prior to 60 days after Executive's termination of employment, and subject to Section 14(q) below, Executive shall be entitled to:

(A)
commencing on the first payroll payment date following the effectiveness of the Release, payment, in monthly installments ratably over the period beginning on the date of Executive's employment termination and ending on the last day of the Term (i.e., with respect to any termination prior to the third anniversary of the Start Date, as if Executive had remained employed through the last day of the Term and, with respect to any termination occurring after the third anniversary of the Start Date, as if Executive had remained employed through to the last day of the one year extension of the Term, provided that the parties have agreed to such extension in accordance with Section 2 hereof (whichever such time period as is applicable being the “Severance Period”), to be in a monthly amount (prior to deduction of applicable withholding taxes) equal to the quotient obtained by dividing the (I) sum of (A) Executive's Base Salary in effect as of the date of termination (for the avoidance of doubt, including any deferred amounts of Base Salary), and (B) Executive's Target Bonus amount for the Company's fiscal year in which his termination of employment occurs, by (II) twelve (12);

(B)
continued medical and life insurance benefits for Executive and Executive's eligible dependents in accordance with the terms of the applicable Company plans, in which he participated immediately prior to such termination, as in effect from time to time until the earlier of the expiration of the Severance Period and the date Executive is or becomes eligible for comparable coverage under the medical and life insurance plans of another employer (the “Continued Coverage Period”); provided, to the extent such medical coverage is not permissible by law or such coverage would cause the Company to incur any excise tax, reimburse Executive on the first business day of every month during the first eighteen months of the Continued Coverage Period for the COBRA health care continuation premiums incurred by Executive, and reimburse Executive thereafter for the remainder of the Continued Coverage Period for the premium costs incurred by Executive for comparable coverage reasonably acceptable to the Company;

(C)
a prorated Annual Bonus for the fiscal year of termination based on actual Company results for such fiscal year (and without any exercise of negative discretion) and paid when it would have otherwise have been paid if Executive had continued to be employed (provided that Executive shall be paid the 2011 Guaranteed Bonus if such amount is unpaid at the time of termination);

(D)
payment of the Cash Inducement Bonus to the extent unpaid, and continued vesting during the Severance Period of the Inducement RSUs, Inducement Options, 2011 PSUs and 2011 Options, so as to be fully vested and nonforfeitable as of the end of the Severance Period, so long as Executive complies with his post termination obligations under this Agreement or otherwise (and in the case of the 2011 PSUs with the payout based on actual performance as of the end of the performance period), except that the Inducement RSUs and 2011 PSUs shall be settled on the dates originally provided for in the applicable award agreements;

(E)
continued vesting on a daily pro-rated basis during the Severance Period (with, for the avoidance of doubt, no further vesting occurring after the end of the Severance Period) of all other equity and other long-term incentive awards (including share units and stock options), if any, granted to Executive at any time after the grants of the 2011 PSUs and 2011 Options (for example, (A) if the termination occurred prior to the third anniversary of the Start Date, then, in the case of an equity grant based on a three year time-vesting period or three year performance cycle awarded on July 1, 2013, the grant would continue to vest based on the period from July 1, 2013 through September 26, 2014 and be 452/1,096th vested as of the last day of the Severance Period, so long as Executive complies with his post termination obligations under this Agreement or otherwise (and in the case of any awards subject to satisfaction of performance requirements, with the payout based on actual performance as of the end of the three-year illustrative performance period, as pro-rated as provided above), and that any time-vesting restricted stock units shall be settled on the last day of the Severance Period and any performance stock units shall be settled on the dates originally provided for in the applicable award agreements, and (B) if the parties have agreed to a one-year extension of the Term in accordance with Section 2 hereof, and if the termination occurred during such one-year extension period, then the provisions of Section 9 shall apply);

(F)
in the event of a Change in Control (as hereinafter defined) that occurs during the Severance Period, immediately prior to such Change in Control, (1) all equity and other long-term incentive awards under this Section 8(a) shall immediately become vested and nonforfeitable to the same extent as they would have otherwise become vested under this Section 8(a), (2) all vested stock options (including those vesting herein) shall be exercisable in connection with such Change in Control, (3) all restricted stock units and/or performance stock units shall be settled on the date of such Change in Control (unless such Change in Control is not a change of ownership or effective control of the Company or of a substantial portion of the assets of the Company within the meaning of Section 409A, in which case such restricted stock units and/or performance stock units shall be settled on the dates originally provided for in the applicable award agreements or any earlier date of Executive's death; such delayed payment, a “409A CiC Postponement”); and

(G)
In the case of stock options that vest during the Severance Period, Executive shall be provided with a one year period to exercise each such option commencing on the end of the Severance Period, in each case not to exceed the maximum term of the applicable option.

In the event that, as a result of the timing of the effectiveness of the Release, any payment to Executive under this Section 8 or under Section 9, as the case may be, that is nonqualified deferred compensation under Section 409A of the Code could be payable (or commence) in either of two taxable years of Executive, such payment shall be made (or commence) on the later of January 15 of the later such taxable year or the first payroll payment date following the date of effectiveness of the Release.

As used in this Agreement, “Change in Control” shall have the meaning set forth in the Omnibus Award Plan.
For the avoidance of doubt, in the event of Executive's employment termination under this Section 8(a) at a time when Executive is eligible for Retirement (defined below) under Section 9, the provisions of Section 8(a)(C) through (G) shall not apply and Section 9(a)(A) and (B) shall apply.

b.For purposes of this Agreement, “Good Reason” shall mean, without Executive's prior written consent:

(i)a material reduction in Executive's title, duties or responsibilities (including reporting responsibilities) as Chief Executive Officer of the Company;

(ii)a requirement that Executive report to any person other than the Board;

(iii)a failure to initially appoint Executive as a member of the Board or thereafter to nominate Executive for re-election as a member of the Board;

(iv)a reduction in Executive's then current Base Salary or Target Bonus amount;

(v)a relocation to a work situs not in the Dublin, Ohio greater metropolitan area; or

(vi)following a Change in Control, Executive is not the Chief Executive Officer, and reporting to the board of directors, of the top-most parent company resulting from such Change in Control;

provided that Good Reason shall only be deemed to have occurred if, no later than thirty (30) days following the time Executive learns of the circumstances constituting Good Reason (other than pursuant to clause (v) or (vi)), Executive provides a written notice to the Company containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to the Company, the Company has failed to cure such circumstances. Additionally, Executive must terminate his employment within six (6) months of the initial occurrence of the circumstances constituting Good Reason for such termination to be “Good Reason” hereunder.
9.Termination of Executive's Employment Upon or Following Expiration of the Initial Three-Year Term. If, upon or following the third anniversary of the Start Date, Executive's employment hereunder terminates for any reason (other than a termination by the Company for Cause), and in the case of a termination by Executive (other than due to Disability) upon 60 days prior written notice, (such termination, the “Retirement”), then upon such Retirement, Executive shall be entitled to the payment of the Accrued Obligations, and the following payment and benefits upon the execution and effectiveness of the Release and conditioned further upon Executive's continued compliance with his post-termination obligations hereunder (Sections 10 through 13) and under any other applicable Company policy. For all purposes under this Section 9, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code.

a.Contingent upon the execution and effectiveness of the Release, provided that such execution and effectiveness occur on or prior to 60 days after Executive's termination of employment, and subject to Section 14(q) below, Executive shall be entitled to:

(A)
a prorated Annual Bonus for the fiscal year of termination based on actual Company results for such fiscal year (and without any exercise of negative discretion) and paid when it would have otherwise been paid if Executive had continued to be employed;

(B)
continued vesting through the end of the applicable vesting periods of all of Executive's equity and other long-term incentive awards (including share units and stock options) outstanding on the date of the Retirement, and otherwise in accordance with their applicable terms as if Executive had not experienced a termination of employment; provided that (i) the continuing vesting of, and payments with respect to, all such awards shall be subject to Executive's compliance following Retirement with his post-termination obligations to the Company under this Agreement or otherwise (the “Post-Termination Obligations”) and (ii) in the event of a Change in Control that occurs following Retirement all such equity and other long-term incentive awards shall be immediately vested, non-forfeitable and payable in connection with such Change in Control (except subject to any applicable 409A CiC Postponement) and all stock options shall be exercisable immediately prior to such Change in Control; it being understood that the Company may exercise its full rights and remedies with respect to any violation by the Executive of his Post-Termination Obligations accruing prior to such a Change in Control, notwithstanding the accelerated vesting and payment provisions of this sub-clause (ii). In the case of stock options, Executive shall be provided with a one year period to exercise such options commencing on the later of (x) Retirement and (y) the last date upon which such option vests, in each case not to exceed the maximum term of the applicable option.

10.No Disparaging Statement. During the Term and thereafter, Executive agrees that he shall refrain from engaging in any conduct or making any statement, written or oral that is disparaging of the Company, any of its subsidiaries or affiliates or any of their respective directors or officers. The Company agrees that it shall refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Executive's personal reputation or his professional competency, and for which purpose the “Company” shall refer only to the Board and each of its then current executive officers. Notwithstanding the foregoing, nothing in this Section 10 shall prevent the Company, Executive or any other person from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (ii) making any truthful statement (A) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

11.Noncompete, Nonsolicitation and Employee No-Hire.

a.Executive acknowledges that as Chief Executive Officer of the Company, he will be involved, at the highest level, in the development, implementation, and management of the Company's business strategies and plans, including those which involve the Company's finances, marketing and other operations, and acquisitions and, as a result, Executive will have access to the Company's most valuable trade secrets and proprietary information. By virtue of Executive's unique and sensitive position, his employment by a competitor of the Company represents a material unfair competitive danger to the Company and the use of his knowledge and information about the Company's business, strategies and plans can and would constitute a competitive advantage over the Company. Executive acknowledges that the provisions of this Section 11 are reasonable and necessary to protect the Company's legitimate business interests.

b.In view of clause (a) above, Executive hereby covenants and agrees that during the Restricted Period (as hereinafter defined):

(i)in any state or territory of the United States (and the District of Columbia) or any country where the Company maintains restaurants or conducts business, Executive will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of the Company or its affiliates. This restriction includes, without limitation, (A) any drive-through or counter-served food service restaurant business typically referred to as “Quick Service” restaurants (such as Burger King, McDonald's, Jack in the Box, etc.), for which revenues from the sale of hamburgers, sandwiches (including wraps) and salads represents at least 50% of total revenues from the sales of food items (excluding beverages) and also includes any business engaged in real estate development for such Quick Service businesses and (B) Yum! Brands, Inc. or its brands and each of its subsidiaries. Notwithstanding anything to the contrary herein, this restriction shall not prohibit Executive from (X) accepting employment, operating or otherwise becoming associated with a franchisee of the Company, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein, or (Y) accepting employment, operating or otherwise becoming associated with a “Quick Service” restaurant business of a brand that has less than 100 outlets system-wide (including both franchised outlets and franchisor-operated outlets);

(ii)Executive will not, directly or indirectly, without the Company's prior written consent, hire or cause to be hired, solicit or encourage to cease to work with the Company or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of the Company or any of its subsidiaries or affiliates at the level of director or any more senior level or encourage to cease or diminish its work with the Company or any of its subsidiaries or affiliates any consultant under contract with the Company or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii)Executive will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of the Company or any of its subsidiaries or affiliates to cease doing business with the Company or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with the Company or such subsidiary or affiliate.

(iv)As used in this Agreement, “Restricted Period” shall mean the period beginning on the Start Date and ending on the date that is the later of (i) the last day of the Term, and (iii) the last date upon which Executive's equity awards vest following Retirement (without giving effect to any acceleration of vesting in connection with a Change of Control).

c.For purposes of this Section 11, “directly or indirectly” means in Executive's individual capacity for his own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that Executive may own stock in the Company and may operate, directly or indirectly, the Company's restaurants as a franchisee without violating Section 10(b)(i) or 10(b)(iii) above.

d.If any competent authority having jurisdiction over this Section 11 determines that any provision of this Section 11 is unenforceable because of the duration, scope or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.

e.    Executive agrees that, in addition to any other remedy provided at law or in equity, (a) the Company shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining Executive from violating any of the provisions of Sections 10 through 13 of this Agreement (in recognition of the fact that damages in the event of a breach by Executive of such sections would be difficult if not impossible to ascertain and inadequate to remedy), (b) Executive shall indemnify and hold the Company and its affiliates harmless from and against any and all damages or losses incurred by the Company or any of its affiliates (including reasonable attorneys' fees and expenses) as a result of any willful or reckless violation by Executive of any such provisions and (c) upon any such violation by Executive of this Section 11, the Company may exercise its rights hereunder to cease any further payments and/or vesting of equity awards.
12.Nondisclosure: Ownership of Proprietary Property.

a.In recognition of the Company's need to protect its legitimate business interests, Executive hereby covenants and agrees that, during the Term and thereafter (as described below), Executive shall regard and treat Trade Secrets and Confidential Information (as defined below) as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in accordance with Executive's duties under this Agreement or as required by applicable law. This provision shall apply to each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information.

b.Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. At times mutually and reasonably convenient, Executive shall assist the Company, to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information. Executive shall be reimbursed for his time spent on such assistance at such reasonable rates as are mutually agreed to by the parties.

c.All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

d.For purposes of this Section 12, (i) “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company. Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential and which are not in the public domain (so long as any such information that is in the public domain has not become in the public domain through the acts or omissions of Executive), (ii) “Entity” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind, (iii) “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, recipes, menu designs, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) includes any other information which is defined as a “trade secret” under applicable law; provided, however, that Trade Secrets shall exclude any information in the public domain so long as any such Trade Secrets that are in the public domain have not become in the public domain through the acts or omissions of Executive, and (iv) “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Executive while employed by the Company.

13.Return of Materials. Upon Executive's termination, Executive shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its affiliates, including any originals, copies and abstracts in Executive's possession or control. Executive's rolodex (or other tangible or electronic address book), his financial, benefit and compensation records and files, and his cellular telephone number are Executive's personal property.

14.General Provisions.

a.Amendment. This Agreement may be amended or modified only by a writing signed by the parties hereto.

b.Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns. In the event of Executive's death prior to payment of all amounts due to Executive under this Agreement, the remaining unpaid amounts shall be paid to Executive's estate as and, except as otherwise provided herein, when such amounts would have been paid to Executive had he survived.

c.Waiver Of Breach. The waiver of a breach of any provision of this Agreement shall be evidenced by a writing signed by the parties, and shall not operate or be construed as a waiver of any other breach.

d.Indemnification.

(i)The Company shall indemnify and hold Executive harmless during his employment or service as a member of the Board (or both) to the maximum extent and provided under and subject to the terms of the Company's charter and by-laws (as in effect as of the date hereof, subject to any across- the-board changes applicable to senior executives of comparable stature to Executive) and applicable law. During the Term, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board in respect of acts and omissions of Executive in his capacity as such or as a director of the Company and occurring during Executive's employment or service as a member of the Board (or both), which coverage (to the extent otherwise maintained for members of the Board) shall continue for at least six years following a termination of Executive's employment for any reason.

(ii)Following a termination of Executive's employment for any reason, Executive shall provide his reasonable cooperation, not otherwise interfering with his other full-time business endeavors, in connection with any proceeding (or any appeal from any proceeding) referenced above, as well as any proceeding which relates to events occurring during Executive's employment hereunder. The Company shall reimburse Executive for any reasonable travel and other reasonable out-of-pocket expenses incurred in connection with providing such cooperation.

e.Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

f.Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any govern-mental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

g.Section 280G.

(i)During the Term, in the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to this Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive's Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to this Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company's expense by a nationally recognized accounting firm mutually acceptable to the Company and Executive (the “Accounting Firm”). If the Accounting Firm determines that no Excise Tax is imposed on the Total Payments and it subsequently is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Total Payments are in excess of the Safe Harbor Cap (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap.

h.Notices.

(i)All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

If to the Company to:    The Wendy's Company
One Dave Thomas Blvd
Dublin, Ohio 43017
Attention: General Counsel

If to Executive to:	(Last address of Executive on the payroll records of the Company unless otherwise directed in writing by Executive)

with a copy to:	Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601

Attention:	Robert J. Stucker, Esq.
Robert F. Simon, Esq.

(ii)All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)Any party hereto may change the address to which notice is to be sent hereunder by written notice to the other parties in accordance with the provisions of this Section.

i.Governing Law; Jurisdiction and Venue; Jury Trial Waiver.

(i)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware).

(ii)Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings in equity relating to Sections 10, 11, 12 and 13 (“Proceedings” and, individually, a “Proceeding”) (it being understood that all actions for damages shall be heard in accordance with Section 14(j)) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(iii)Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and that service made pursuant to this Section 14(i) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(iv)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

j.Arbitration. Except to the extent specifically contemplated by Section 14(i) of this Agreement, all disputes arising in connection with this Agreement or Executive's employment with the Company (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 14(j). Any such proceedings shall take place in Columbus, Ohio before a single arbitrator who shall have the right to award to any party to such proceedings any right or remedy that is available under applicable law (including, without limitation, ordering the losing party to reimburse the reasonable legal fees and expenses incurred by the winning party with respect to such proceedings as may be provided by applicable law); provided that if the arbitrator determines that Executive has prevailed on at least one material issue in connection with such arbitration Executive shall be awarded reasonable attorney's fees and expenses from the Company. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

k.Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter. In the event of any inconsistency between this Agreement and any other plan, program, practice of or agreement with the Company, this Agreement shall control unless such other plan, program, practice or agreement provides otherwise by specific reference to this Section 19(k).

l.Assignment. This Agreement may not be assigned by Executive, and any attempted assignment shall be null and void and of no force or effect. All amounts otherwise due and owing to Executive hereunder immediately prior to his death shall be paid to his estate in the event that he dies before receipt thereof.

m.Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

n.Survival. The provisions of Sections 9, 10, 11, 12, 13 and 14 shall survive any termination of Executive's employment (as shall Section 8 for purposes of Executive's rights and benefits (and obligations) applicable upon a termination of his employment during the Term, subject to the terms of Section 8) and any termination of this Agreement. For the avoidance of doubt, any defined terms used in any of such surviving provisions shall continue to have the meanings ascribed to such terms in this Agreement post termination of Executive's employment and termination of this Agreement.

o.Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

p.Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party's choice before executing this Agreement.

q.Nonqualified Deferred Compensation Omnibus Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be a deferral of compensation within the meaning of Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i)Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder); provided, no such amendment shall be effective without Executive's consent to the extent reducing the economic value of the Agreement to Executive (as determined on a pre-tax basis).

(ii)Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(A)
To the extent otherwise permissible under this Agreement (other than this Section 14(q)), payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient's control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to the amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company; and

(B)
Payments shall be delayed in any circumstances in which the payment will violate federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described;

Provided, such delay in payment shall occur only in a manner that satisfies the requirements of Section 409A of the Code and regulations thereunder.

(iii)If at the time of any separation from service Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive's separation from service (or the date of Executive's death if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled. In the event benefits are required to be so postponed, any such benefit may be provided during the 409A Deferral Period at Executive's expense, with Executive having a right to reimbursement from the Company promptly after the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)If a “change of ownership or effective control of the Company or of the ownership of a substantial portion of the assets of the Company” under Section 280G of the Code (“280G CiC”) occurs which does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit payable pursuant to such 280G CiC under this Agreement which is considered to be a deferral of compensation subject to Section 409A of the Code shall be postponed until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

(v)References under this Agreement to Executive's termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

r.Legal Expenses. The Company shall reimburse Executive for his reasonable and documented attorney's fees incurred in connection with the negotiation and preparation of this Agreement and all related agreements, up to a maximum of $50,000.

s.Executive Representation. Executive represents that Executive's employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive's employment by the Company. During Executive's employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

t.Incentive Compensation Recovery. Notwithstanding any provision of this Agreement to the contrary, any incentive compensation paid or payable to Executive hereunder shall be subject to repayment and/or claw-back obligations arising under applicable law or otherwise implemented by the Compensation Committee with respect to Peer Executives.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute this Agreement to be effective as of the first date set forth above.

“COMPANY”
The Wendy's Company
By: /s/ Nils H. Okeson_____
Its: Senior Vice President, General Counsel and Secretary
“EXECUTIVE”
/s/ Emil J. Brolick_________
Emil J. Brolick

Addendum to
Employment Agreement

RELEASE AGREEMENT
GENERAL, RELEASE
AND COVENANT NOT TO SUE
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
Emil J. Brolick (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that certain Employment Agreement dated as of September 12, 2011 (the “Employment Agreement”) between Executive and The Wendy's Company, a Delaware corporation (the “Company”), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its post-termination severance obligations to Executive under the Employment Agreement or any rights Executive may have to indemnification and defense under any charter or by-laws, written indemnification agreement (or similar documents, including the Employment Agreement) of any member of the Company Group or to release any claims which may not be released as a matter of law. Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, his heirs or assigns. Notwithstanding the foregoing, Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but Executive agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive Executive's rights with respect to any monetary or other financial relief arising from any such administrative proceeding. For the avoidance of doubt, nothing in this General Release and Covenant Not to Sue shall prevent Executive from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA but no other portion of this General Release and Covenant Not to Sue.
In consideration for the amounts payable and benefits to be provided to Executive under the Employment Agreement, Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group with all litigation relating to the activities of the Company and its affiliates during the period of Executive's employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may reasonably request of Executive, and not unreasonably interfering with any of Executive's other full-time business endeavors, in connection with such claims.
In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected Executive's decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed as of the date of this General Release and Covenant Not to Sue, as specifically provided herein. Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.
Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement (except as otherwise may be required by law) and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
Executive acknowledges and agrees that he has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive further acknowledges that he has read the Agreement carefully, has been advised by the Company in writing to, and has in fact consulted with an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against any of the Company Group, as described above.

IN WITNESS WHEREOF, Executive has caused this General Release and Covenant Not to Sue to be executed on this ___________ day of _________________, ____.
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